CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated November 25, 2019 on the financial statements of the Dividend Performers Fund and Preferred-Plus Fund, each a series of Collaborative Investment Series Trust,  and to all references to our firm included in or made a part of this Post-Effective Amendment No. 38 under the Securities Act of 1933 and Post-Effective Amendment No. 41 under the Investment Company Act of 1940 to Dividend Performer’s and Preferred-Plus Funds Registration Statement on Form N-1A (File Nos. 333-221072 and 811-23306), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

January 27, 2020